Exhibit 99.1
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE SECOND QUARTER 2011
COCONUT GROVE, FLORIDA, August 12, 2011 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the three- and six-months ended June 30, 2011.
Financial Highlights

	Three-Months Ended			Six-Months Ended
	June 30,		%	June 30,		%
(in thousands)	2011	2010	Change	2011	2010	Change

Net revenue:
Radio	$31,222	31,823	(2%)	$57,663	58,903	(2%)
Television	4,405	4,014	10%	8,739	7,780	12%

Consolidated	$35,627	35,837	(1%)	$66,402	66,683	(0%)

Operating income before depreciation and amortization, (gain) loss on the disposal of assets, net, and impairment charges and restructuring costs, a non-GAAP measure:
Radio	$17,007	17,055	(0%)	$26,203	27,474	(5%)
Television	(1,906)	(2,041)	7%	(3,712)	(4,277)	13%
Corporate	(2,012)	(2,254)	11%	(3,943)	(4,475)	12%

Consolidated	$13,089	12,760	3%	$18,548	18,722	(1%)

As of
June 30, 2011
Cash and cash equivalents	$64,984
Please refer to the Non-GAAP Financial Measures and Unaudited Segment Data sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Discussion and Results
Raul Alarcón, Jr., Chairman and CEO, commented, “During the second quarter, we continued seeing a gradual improvement in the advertising environment across select markets, including notable strength in our national sales performance. Our station brands remain very strong and continue to deliver leading rating shares across key Hispanic demographics. As we invest in our content and strategically expand our footprint, we are also continuing to carefully manage our operating costs, resulting in improved profitability across our stations. Looking ahead, we will continue to focus on strengthening our assets, maximizing our performance and capitalizing on the tremendous growth of the Hispanic population.”

Quarter Results
For the quarter ended June 30, 2011, consolidated net revenue totaled $35.6 million compared to $35.8 million for the same prior year period, resulting in a decrease of $0.2 million or 1%. Our radio segment net revenue decreased $0.6 million or 2%, primarily due to local sales, offset by an increase in national and network sales. The decrease in local sales occurred in all of our markets, with the exception of our New York market. The increase in national sales occurred in our New York, Chicago and Puerto Rico markets. The increase in network sales occurred in all of our markets. Our television segment net revenue increased $0.4 million or 10%, primarily due to increases in national spot sales and paid programming sales, offset by a decrease in local spot sales.
Operating income before depreciation and amortization, (gain) loss on the disposal of assets, net, and impairment charges and restructuring costs, a non-GAAP measure, totaled $13.1 million compared to $12.8 million for the same prior year period, representing an increase of $0.3 million or 3%. This increase was primarily attributed to the decrease in operating expenses and corporate expenses. Please refer to the Non-GAAP Financial Measures and Unaudited Segment Data sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating income totaled $11.6 million compared to $11.3 million for the same prior year period, representing an increase of $0.3 million or 3%. This increase was primarily attributed to the decrease in operating expenses and corporate expenses.
Six-Months Ended Results
For the six-months ended June 30, 2011, consolidated net revenue totaled $66.4 million compared to $66.7 million for the same prior year period, resulting in a decrease of $0.3 million or less than 1%. Our radio segment net revenue decreased $1.2 million or 2%, primarily due to local sales, offset by an increase in national and network sales. The decrease in local sales occurred in all of our markets. The increase in national sales occurred in our New York, Chicago and Puerto Rico markets. The increase in network sales occurred in all of our markets. Our television segment net revenue increased $0.9 million or 12%, primarily due to increases in national spot sales and paid programming sales, offset by a decrease in local spot sales.
Operating income before depreciation and amortization, (gain) loss on the disposal of assets, net, impairment charges and restructuring costs, a non-GAAP measure, totaled $18.5 million compared to $18.7 million for the same prior year period, representing a decrease of $0.2 million or 1%. This decrease was primarily attributed to the decrease in net revenues, offset by decreases in operating expenses and corporate expenses. Please refer to the Non-GAAP Financial Measures and Unaudited Segment Data sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating income totaled $15.7 million for the current and same prior year period, respectively.
Reverse Stock Split of our Class A and Class B Common Stock
On July 5, 2011, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Amendment”). The Amendment effected a one-for-ten (1-for-10) reverse stock split of our outstanding Class A common stock, par value $0.0001 per share and Class B common stock, par value $0.0001 per share. The reverse stock split became effective at 11:59p.m., Eastern Standard time on July 11, 2011 (the “Effective Date”).
The reverse stock split was approved by our stockholders at the annual meeting held on June 1, 2011. The trading of our common stock on the NASDAQ Global Market on a split-adjusted basis began at the opening of trading on July 12, 2011, at which time the symbol changed to SBSAD to indicate that the reverse stock split had occurred. The symbol returned to the normal SBSA at the open of the market on August 9, 2011.

As a result of the reverse stock split, each ten (10) outstanding shares of pre-split common stock automatically combined into one (1) share of post-split common stock. No fractional shares were issued. Proportional adjustments were made to our outstanding stock, stock options and other equity awards and to our equity compensation plans to reflect the reverse stock split. The condensed consolidated Statements of Operations for current and prior periods have been adjusted to reflect the change in number of shares.
NASDAQ Compliance Letter
As a result of the reverse stock split, on July 26, 2011, we received notification from NASDAQ that we had regained compliance with the $1.00 minimum closing bid price requirement in accordance with NASDAQ listing rules. The NASDAQ Listing Qualifications Panel has determined to continue the listing of our securities on The NASDAQ Stock Market.

About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. SBS operates 3 of the top 6 Spanish-language stations in the nation including the #1 Spanish station in America, WSKQ-FM in New York City. The Company also owns and operates MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901

Below are the Unaudited Condensed Consolidated Statements of Operations for the three- and six-months ended June 30, 2011 and 2010.

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Amounts in thousands, except per share amounts	(Unaudited)		(Unaudited)
Net revenue	$35,627	35,837	$66,402	66,683
Station operating expenses	20,526	20,823	43,911	43,486
Corporate expenses	2,012	2,254	3,943	4,475
Depreciation and amortization	1,257	1,446	2,596	3,002
(Gain) loss on the disposal of assets, net	(2)	8	(9)	8
Impairment charges and restructuring costs	207	—	207	—

Operating income	11,627	11,306	15,754	15,712
Interest expense, net	(2,024)	(3,123)	(4,060)	(9,426)
Changes in fair value of derivative instrument	—	3,016	—	5,863

Income before income taxes	9,603	11,199	11,694	12,149
Income tax expense	1,159	1,768	2,940	3,546

Net income	8,444	9,431	8,754	8,603

Dividends on Series B preferred stock	(2,482)	(2,482)	(4,964)	(4,964)

Net income applicable to common stockholders	$5,962	6,949	$3,790	3,639

Net income per common share:
Basic	$0.82	0.96	$0.52	0.50

Diluted	$0.82	0.95	$0.52	0.50

Weighted average common shares outstanding:
Basic	7,267	7,260	7,267	7,260

Diluted	7,280	7,287	7,283	7,282

Non-GAAP Financial Measures
Included below are tables that reconcile the three- and six-months ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income to Operating Income before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net and Impairment Charges and Restructuring Costs.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Three-Months Ended
	June 30,		%
(Amounts in thousands)	2011	2010	Change

Operating Income	$11,627	11,306
add back: Impairment charges and restructuring costs	207	—
add back: (Gain) Loss on the disposal of assets, net	(2)	8
add back: Depreciation and amortization	1,257	1,446

Operating Income before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs	$13,089	12,760	3%

	Six-Months Ended
	June 30,		%
(Amounts in thousands)	2011	2010	Change

Operating Income	$15,754	15,712
add back: Impairment charges and restructuring costs	207	—
add back: (Gain) Loss on the disposal of assets, net	(9)	8
add back: Depreciation and amortization	2,596	3,002

Operating Income before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs	$18,548	18,722	(1%)

Operating Income before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income, Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net, Impairment Charges and Restructuring Costs is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Unaudited Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands)		(In thousands)
Net revenue:
Radio	$31,222	31,823	57,663	58,903
Television	4,405	4,014	8,739	7,780

Consolidated	$35,627	35,837	66,402	66,683

Engineering and programming expenses:
Radio	$5,279	5,684	11,688	11,474
Television	4,290	4,307	8,087	8,391

Consolidated	$9,569	9,991	19,775	19,865

Selling, general and administrative expenses:
Radio	$8,936	9,084	19,772	19,955
Television	2,021	1,748	4,364	3,666

Consolidated	$10,957	10,832	24,136	23,621

Corporate expenses:	$2,012	2,254	3,943	4,475

Depreciation and amortization:
Radio	$545	653	1,163	1,386
Television	575	564	1,150	1,126
Corporate	137	229	283	490

Consolidated	$1,257	1,446	2,596	3,002

(Gain) loss on the disposal of assets, net:
Radio	$(2)	—	(9)	—
Television	—	8	—	8
Corporate	—	—	—	—

Consolidated	$(2)	8	(9)	8

Impairment charges and restructuring costs:
Radio	$—	—	—	—
Television	—	—	—	—
Corporate	207	—	207	—

Consolidated	$207	—	207	—

Operating income (loss):
Radio	$16,464	16,402	25,049	26,088
Television	(2,481)	(2,613)	(4,862)	(5,411)
Corporate	(2,356)	(2,483)	(4,433)	(4,965)

Consolidated	$11,627	11,306	15,754	15,712

Selected Unaudited Balance Sheet Information and Other Data:

As of
(Amounts in thousands)	June 30, 2011

Cash and cash equivalents	$64,984

Total assets	$481,774

Senior secured credit facility term loan due 2012	$304,688
Other debt	6,532

Total debt	$311,220

Series B preferred stock	$92,349
Accrued dividends payable	16,959

Total	$109,308

Total stockholders’ deficit	$(44,659)

Total capitalization	$375,869

	For the Six-Months Ended June 30,
(Amounts in thousands)	2011	2010

Capital expenditures	$2,207	807

Cash paid for income taxes, net	$8	8